Exhibit 99.1

Contact:  Marcia Johnson

Marketing Director 2611 Legends Drive

Phone: (334) 290-2647Prattville, AL  36066

Email: mjohnson@river.bank  www.riverbankandtrust.com

______________________________________________________________________________

Press Release:  River Bank & Trust Completes Merger with Trinity Bank

Prattville, AL – November 1, 2019 – River Financial Corporation, parent company of River Bank & Trust, announced today that it has completed the merger with Trinity Bancorp, Inc., parent company of Trinity Bank.  Trinity Bank offices in Dothan and Enterprise will now operate as River Bank & Trust. With the addition of Trinity Bank, on a pro forma combined basis, the bank has total assets exceeding $1.3 billion and continues its rise as one of the largest community banks headquartered in Alabama.

There are now seventeen River Bank & Trust locations across Alabama with offices in Alexander City, Auburn, Clanton, Daphne, Dothan, Enterprise, Gadsden, Millbrook, Montgomery, Opelika, Prattville, Thorsby, and Wetumpka.  Recently, the bank opened a loan and deposit production office in Mobile.

“We are very excited to have completed the merger with Trinity Bank, a committed partner who shares the same vision of what community banking should be,” says Jimmy Stubbs, Chief Executive Officer of River Bank & Trust. “Our expansion into the Wiregrass region will bring a greater network of locations, cutting-edge banking technology, and a broader array of products and services to Trinity Bank customers.”

“The culture of our two banks is very similar – superior customer service, employees engaged in our communities, and a deep commitment to excellence in everything we do,” says Robbin Thompson, President and Chief Executive Officer of Trinity Bank.  “Our team is excited to join the River Bank & Trust family, and we look forward to serving our customers and communities for many years to come.”

About River Bank & Trust

In 2006, River Bank & Trust opened with two main goals: 1) establish a community-focused financial institution that would support local decision making and 2) re-circulate money back into the communities it serves.  Since then, River Bank & Trust has grown to be one of the largest state-chartered banks in Alabama with current assets exceeding $1.3 billion and seventeen locations in Alexander City, Auburn, Clanton, Daphne, Dothan, Enterprise, Thorsby, Gadsden, Millbrook, Montgomery, Opelika, Prattville, and Wetumpka. The bank also has a loan and deposit production office in Mobile. The bank’s mission is to be a trusted partner and friend, helping neighbors and businesses in the communities they serve reach their financial goals.  For more information, visit riverbankandtrust.com.